Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders
Pristine Solutions Inc.
(A Development Stage Company)
Trelawny, Jamaica

We consent to the inclusion in the Registration Statement on Form S-1/A Amendment #1 of Pristine Solutions Inc. of our report dated March 31, 2010, relating to the audit of the consolidated balance sheet of Pristine Solutions Inc. as of January 31, 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period from December 8, 2009 (Date of Inception) to January 31, 2010. We also consent to the reference to our firm under the heading "Experts" appearing therein.

/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
July 21, 2010